United States
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT
                               OF 1934.

                   Commission File Number: 333-20951

               INTEL PUERTO RICO RETIREMENT SAVINGS PLAN
        (Exact name of registrant as specified in its charter)

                      2200 Mission College Blvd.
                      Santa Clara, CA 95054-1549
                            (408) 765-8080
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Employment Benefit Plan Interests
       (Title of each class of securities covered by this Form)

                                  N/A

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [ ]  Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)     [ ]  Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]  Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)     [ ]  Rule 12h-3(b)(2)(ii)     [ ]
                                   Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or
notice date:    0


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              INTEL PUERTO RICO RETIREMENT SAVINGS PLAN

Date:     December 21, 2005

                              By:  /s/ Andy D. Bryant
                                   ____________________________________
                                   Andy D. Bryant
                                   Executive Vice President; Chief
                                   Financial Officer
                                   and Principal Accounting Officer
                                   Intel Corporation